Exhibit 99.1

PRESS RELEASE	Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

Avnet, Inc. Credit Facility Capacity Increased to $1.25 Billion

Maturity Extended to July 2019

Phoenix, July 09, 2014 - Avnet, Inc. (NYSE:AVT) announced today that the Company has entered into a new credit facility, which matures in July 2019 and increases its borrowing capacity to $1.25 billion. The Company’s previous credit facility would have matured in November 2016 and totaled $1.0 billion. The new credit facility has an accordion feature allowing Avnet to potentially increase its borrowing capacity to up to $1.5 billion.

Bank of America, N.A. will continue to act as administrative agent, swing line lender and letter of credit issuer. The Royal Bank of Scotland plc, BNP Paribas, The Bank of Nova Scotia and The Bank of Tokyo-Mitsubishi UFJ, Ltd., and JPMorgan Chase Bank, N.A. will act as Co-Syndication Agents.

“The increase of the credit facility to $1.25 billion reflects the strength of our company and our ability to generate strong cash flow. This facility increases our liquidity at attractive terms and conditions and, together with our strong balance sheet, provides the financial flexibility to pursue our strategic growth objectives,” stated Kevin Moriarty, Avnet’s chief financial officer. “There was significant demand for participation in the facility and this strong sponsorship demonstrates confidence by the financial community in Avnet’s future and its solid financial condition.”

About Avnet

Avnet, Inc. (NYSE:AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers globally. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 29, 2013, Avnet generated revenue of $25.5 billion. For more information, visit www.avnet.com or contact us at investorrelations@avnet.com. (AVT_IR)

CONTACT:	Avnet, Inc. Vincent Keenan Investor Relations (480) 643-7053 investorrelations@avnet.com